Exhibit 20.2

MELCO CROWN ENTERTAINMENT LIMITED

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2012

Dear Shareholders,

You are cordially invited to attend the Annual General Meeting of Shareholders of Melco Crown Entertainment Limited (the “Company”) which will be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 23, 2012 at 4:00 p.m. (Hong Kong time). The meeting is being held for the following purposes:

Ordinary Resolutions

1.	Ratification of the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission and to receive and adopt the financial statements and the directors’ and auditors’ reports for the year ended December 31, 2011.

2.	Ratification of the appointment of and re-appoint the independent auditor, Deloitte Touche Tohmatsu, and to authorize the board (the “Board”) of directors (the “Directors”) of the Company to fix their remuneration.

3.	(I) Grant a general and unconditional mandate to the Directors to issue new shares of the Company.

(II)   Extension of the general mandate granted to the Directors to issue new shares of the Company.

4.	Grant a general and unconditional mandate to the Directors to repurchase shares of the Company.

5.	(I) (a) Re-election of Mr. Lawrence Yau Lung Ho as the Director.

         (b)    Re-election of Mr. James Douglas Packer as the Director.

         (c)    Re-election of Mr. John Peter Ben Wang as the Director.

         (d)    Re-election of Mr. Yuk Man Chung as the Director.

         (e)    Re-election of Mr. William Todd Nisbet as the Director.

         (f)    Re-election of Mr. Rowen Bruce Craigie as the Director.

         (g)    Re-election of Mr. James Andrew Charles MacKenzie as the Director.

         (h)    Re-election of Mr. Thomas Jefferson Wu as the Director.

         (i)    Re-election of Mr. Yiu Wa Alec Tsui as the Director.

         (j)    Re-election of Mr. Robert Wason Mactier as the Director.

(II)    Authorization of the Board to fix the remuneration of all the Directors.

Special Resolutions

6.	Approval on the adoption of the Chinese Company name: “ ”.

7	Amendment on the existing Amended and Restated Memorandum of Association (the “Memorandum”) and existing Amended and Restated Articles of Association (the “Articles”) of the Company, in the manner detailed in the notice convening the meeting, through the adoption of a replacement Amended and Restated Memorandum of Association and Articles of Association (the “New Memorandum and Articles”) and to authorize the Directors to do all such acts, deeds and things and execute all documents they consider necessary or expedient in connection with the implementation of or to give effect to the aforesaid amendment of Memorandum and Articles, including, without limitation, causing to be prepared and filed with the Cayman Islands Registrar of Companies, the New Memorandum and Articles adopted pursuant to this resolution.

Only shareholders of record in the books of the Company at the close of business on 5 April 2012 will be entitled to vote at the meeting or any adjournment that may take place.

A shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote in his/her/its place. A proxy need not be a shareholder of the Company. A form of proxy is enclosed.

Shareholders are requested to complete, date, sign and return the enclosed proxy form to reach the Company as promptly as possible but not later than 48 hours prior to the Annual General Meeting or adjourned meeting at which the proxy is to be used. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual General Meeting or adjourned meeting.

Please note that copies of annual reports of the Company are available for shareholders. Should you want to obtain a copy, you can (1) send your request for a physical copy by e-mail to ir@melco-crown.com; (2) notify the Company of your e-mail address by sending your request to Investor Relations, Melco Crown Entertainment Limited, 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong and a soft copy will be sent to your e-mail address provided; (3) you may also view the annual report at the Company’s website at www.melco-crown.com.

By Order of the Board of Directors,

/s/ Stephanie Cheung

Stephanie Cheung

Company Secretary